Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

FLE - Q4 2008 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Jun. 26. 2008 / 1:30PM ET

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Jun. 26. 2008 / 1:30PM, FLE - Q4 2008 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises, Inc. - Director, IR

Elden Smith

Fleetwood Enterprises, Inc. - President, CEO

Boyd Plowman

Fleetwood Enterprises, Inc. - CFO

Paul Eskritt

Fleetwood Enterprises, Inc. - President, RV Group

Charley Lott

Fleetwood Enterprises, Inc. - President, Housing Group

CONFERENCE CALL PARTICIPANTS

John Diffendal

BB&T Capital Markets - Analyst

Jay McCanless

FTN Midwest Research - Analyst

Barry Vogel

Barry Vogel & Associates - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Fleetwood Enterprises, Inc. fourth-quarter and fiscal-year 2008 financial results conference call. At this time all participants are in a listen-only mode. Later we will conduct the question answer session. Please note that this conference is being recorded.

I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

Kathy Munson - Fleetwood Enterprises, Inc. - Director, IR

Hello, everyone, and welcome to Fleetwood Enterprises’ conference call for the fourth quarter and fiscal year ended April 27, 2008. I’m Kathy Munson, Fleetwood’s Director of Investor Relations.

First, we hope that all of you have retrieved, via the Internet or facsimile, today’s news release announcing Fleetwood’s results. The Company’s 10-K will be filed on Thursday, July 10. This call is being broadcast live over the Internet at Streetevents.com and Earnings.com and is accessible from our own website, Fleetwood.com. The call is also being recorded, and a replay will be available at each of the websites shortly after the end of this call.

If you have any questions about accessing any of this information, please call the Pondel/Wilkinson Investor Relations office at
310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises during this conference call that relate to future plans, events or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor rules. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information that’s currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified in the Company’s 10-K and other SEC filings. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s day. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move on to today’s call with Elden Smith, President and Chief Executive Officer, and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives who are available to answer your questions at the conclusion of the introductory comments are Paul Eskritt, President of the RV Group; Charley Lott, President of the Housing Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and Lyle Larkin, Vice President and Treasurer.

I will now turn the call over to Elden Smith, Fleetwood’s President and CEO.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you, Kathy, and we thank all of you for joining us today for our 2008 fiscal year fourth-quarter earnings conference call. If you have been following our news releases over the past several weeks, then you know that our management team has been very active. In the midst of a slowing economy that has been severely impacted by real estate and credit concerns, we were able to successfully accomplish a number of complex transactions.

First, we were able to sell excess or idle real estate at or above recent market prices, not just this past quarter’s transactions that brought in $33.5 million, but transactions throughout the fiscal year.

We entered into an alliance with the Bank of America to create Fleetwood Financial Services, which is now providing exclusive wholesale and retail financing programs for our RVs, and which we believe will give Fleetwood a distinct competitive advantage for years to come.

We sold our folding trainer operation, which we had determined to be a non-core business for our Company, and settled our related litigation with The Coleman Company.

And yesterday, we closed a public offering of 12 million shares of our common stock, which enabled us to raise almost $39 million.

As the markets for our products remain under pressure, we will continue to pursue additional sales of idle properties and potential real estate financing on certain other unencumbered properties, with the objective of retaining as much operating flexibility as possible in this uncertain market environment.

Meanwhile, we are making aggressive adjustments to our operations to adapt to the current sluggishness in both businesses and to participate more effectively in newer markets with significant potential.

Our RV Group’s results show a dramatic shift from last year in both divisions. While volume is important in each of our businesses, it is particularly impactful in our motor home operations, which have, until recently, been our most profitable. A case in point is the almost $14 million quarter-over-quarter deterioration experienced in fourth-quarter results as a consequence of the 42% decline in Class A unit shipments during the period.

We can adjust, of course, to changing volumes, but quick shifts can have significant impact on our operating results. We were pleased to see a 21% increase in our Class C shipments for the same period, but it was insufficient to offset the lower Class A sales.

As a result of these dynamics, we have been reducing our workforce to better match the current sales level. In addition to some smaller downsizing action we have taken earlier, we completed an additional 20% reduction to our motor home division workforce two weeks ago. We hope we will be in a hiring mode again before too long, but until the market turns, we will watch our production rates and related levels of employment very closely.

Business is also slow in the travel trailer industry, evidenced by the statistics of the industry’s wholesale and retail sales, shutdowns at a few small companies, and downtime and layoffs, including a 15% reduction in our travel trailer workforce two weeks ago. Given the environment, it’s gratifying that our fourth-quarter operating results are as significantly improved as they are on a year-over-year basis. Granted, last year’s results were exceptionally poor and included substantial restructuring costs, but we have made significant progress.

In particular, operating costs have been reduced and labor efficiencies have meaningfully improved. Also, keep in mind that these results were generated despite a 27% decline in revenues. For the full year, the division’s loss was dramatically reduced to $16.8 million from $65.3 million in 2007. Even excluding restructuring costs and real estate gains, the $28.8 million improvement in results was striking, especially in the face of a 44% drop in revenues.

As I’ve said, the market is extremely soft for RVs at this time. Our current motor home backlog as of last Friday was 382 units versus 1,237 units a year ago. Travel trailer backlog was 967 units last Friday and 1,663 units last year.

For our manufactured housing division, the situation hasn’t changed much for about a year. We continue to see double-digit year-over-year declines in multi-section shipments for both the industry and our company. Many of our customers, often retirees, downsize into manufactured housing communities. That market in particular, which is concentrated in California, Florida and Arizona, has been hard hit by a slowdown in the site-built market.

The industry has also been impacted by competition from foreclosed site-built homes, which is adding pressure in some of the largest manufactured housing states. The highest numbers of new foreclosures in April according to RealtyTrac were in California, Florida, Ohio, Arizona and Texas. A more recent trend encountered by our manufactured housing division is weakness in the Northeast, where five of the top 20 states with new foreclosures in April are located.

On the other hand, there appears to be increasing strength in single-section products. Year to date, the industry shipments are up 19%. Obtaining a loan is still an issue, however, for single-section customers, who are most often financed with chattel or personal property loans. We have yet to see independent national lenders aggressively return to this market, giving vertically integrated companies that can finance their own homes a distinct advantage. Fortunately, two of the largest vertically integrated companies are among our most significant customers.

The other good news is that the increase in single-section shipments demonstrates that consumers understand and appreciate the value proposition of a manufactured home, particularly now that the irrational real estate financing for site-built homes has almost disappeared.

Taken as a whole, these market conditions have impacted our HUD-Code revenues significantly. Housing Group revenues were down almost 9% from the prior-year fourth quarter with capacity utilization at 33% versus 37%, despite the benefit of increased modular sales of military housing. Our operating income wasn’t large, but we’re encouraged that it was above breakeven at these revenue levels, and we are confident that as sales in both divisions improve, as we believe they will, our operating leverage will boost returns significantly.

As of last week, our backlog was 989 floors. At this time last year, we had 2489 floors in the backlog.

At this point I’m going to turn the presentation over to Boyd to discuss the Company’s financials in more detail.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

Thank you, Elden. Fourth-quarter consolidated revenues were $363 million, down 26% from last year’s $488 million. Our motor home, travel trailer and manufactured housing sales were all down in double-digit percentages, for the reasons Elden mentioned. As you are aware, these trends are not unique to Fleetwood but are impacting our competitors as well.

RV Group sales for the quarter fell 31% to $257 million as a result of very difficult economic and market conditions evidenced by declining consumer confidence, tight lending practices, high and rising fuel prices and aggressive competition. These factors had an especially strong impact on motor home sales, which declined 32%.

Last year at this time, the motor home industry had begun to show some recovery, but that was soon reversed by rapidly rising fuel prices and the home mortgage crisis. Travel trailer sales for the quarter declined by 27%, primarily due to the timing of the plant closures that took place near the end of the fourth quarter in fiscal ’07. Sales for the Housing Group declined 9% to $106 million from $117 million. The difficult conditions in manufactured or HUD-Code housing that Elden mentioned were mitigated by our emerging modular business. Due to contracts to provide the living modules for barracks at Ft. Bliss in Texas and Ft. Sill in Oklahoma, we recorded sales of $9 million versus none in the modular division in the prior year’s fourth quarter.

Consolidated operating income for the fourth quarter was $18 million, which compares very favorably to last year’s fourth-quarter loss of $12.1 million. Both numbers exclude the discontinued operations of our former folding trailer division that was sold in May. A clearer picture of operating results is seen by excluding current-year real estate gains of $24.1 million and $9.6 million in prior-year restructuring charges net of real estate gains. The operating losses, exclusive of these items, deteriorated by $3.6 million to $6.1 million.

In addition to the drop in revenues, the other primary factors contributing to these operating results were the following: lower gross margins, where the overall percentage was compressed to 13.7% from 14.4% because, one, the motor home division margin declined to 10.4% from 13.8%, largely due to a shift in sales toward Class C’s relative to the more profitable Class A’s. Two, the RV Group lost production days as we worked to balance production with lagging demand. And, three, we incurred higher delivery costs in all of our businesses due to fuel surcharges. On the other hand, gross margin for the travel trailer division increased to 9.2% from 3.5%, due to improvements in material, labor and manufacturing overhead costs as a percentage of sales.

We experienced positive comparisons in our warranty and SG&A costs. Warranty costs were reduced by approximately $6.7 million from the prior year and benefited from better-than-expected costs and lower volumes. $3.9 million of that benefit was the reserve adjustment to travel trailers. A small part of the benefit is sustainable in future quarters through lower costs and reserves, but most of it will not recur. SG&A costs declined by approximately $10.6 million from the prior year, primarily due to lower products liability cost and the closure of five travel trailer plants as well as further staff reductions.

Quarterly income from continuing operations totaled $21.7 million compared to a loss of $32 million in the fourth quarter of fiscal 2007. We recorded consolidated net income of $18.9 million for the quarter versus a consolidated net loss of $39.2 million in the prior year.

In addition to the factors that affected operating income, net results were influenced by the following: Interest expense was down by $2.1 million to $4.7 million as a result of reduced borrowings, and we had an income tax benefit of $7.7 million versus a provision of $14.3 million last year. Virtually all of these taxes were non-cash and related to changes in the valuation allowance against our deferred tax asset rather than to underlying operations.

For the fiscal year we generated operating income of $17.8 million compared with an operating loss in fiscal 2007 of $57.8 million. The change was a result of most of the same factors mentioned earlier regarding the quarterly comparison. On a net consolidated basis, we incurred a loss of $1 million in fiscal 2008 compared with a net loss of $90 million in fiscal 2007. We ended the fourth quarter with cash and investments of $100 million, an increase of $24 million from the end of fiscal 2007 and $55 million higher than at the end of the third quarter.

Asset sales generated $33.5 million in cash proceeds, and our seasonal rebound in cash from operations accounted for the remainder. $16 million of year-end cash was escrowed on behalf of our bank syndicate following the sale of our headquarters complex while liens were being finalized on properties being substituted as bank collateral. Restrictions on this amount were lifted on May 23rd, once that process was complete.

As previously announced, we settled the Coleman litigation for $10 million. Although the settlement was subsequent to the end of our fiscal year, the accounting for the $9.2 million reversal of prior charges flowed through discontinued operations in the fourth quarter. The settlement eliminates an $18 million letter of credit, increasing availability under our line of credit by a corresponding amount.

Compared to the prior year, overall inventories were lower, and, despite the difficult market conditions, finished goods inventories remained at reasonable levels. Borrowings under our bank credit facility continued at modest levels throughout the quarter, and at year end were about $22 million including an $18 million term loan. Unused availability under the line stood at about $40 million.

As Elden mentioned earlier, we received almost $39 million in net proceeds from our stock offering yesterday, targeted to help satisfy the likely repurchase of $100 million of 5% subordinated debentures in December and for other corporate purposes.

Now I will turn the call back over to Elden for some closing remarks.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thanks, Boyd. Both of our industries are clearly being impacted by the current economic environment. While we are anxious to see the return of better volumes to each of our businesses, we are well aware that the outlook for the rest of fiscal 2009 is uncertain. That’s why we’ve taken measures to further lower breakeven points in each of our businesses. We now have fewer than 7,000 associates, down 17% from the end of the third quarter.

Many members of our management team, including myself, have seen several of these economic cycles before. The combination of lower retail sales and contracting dealer inventories at the onset of a downturn makes for a very difficult environment for manufacturers. We know that the key is to manage the business conservatively but not cut so deep as to compromise our ability to benefit from the upturn on the other side.

As Boyd discussed, we have also made good progress in raising a substantial amount of funds that can be used for the anticipated December put of our $100 million in senior convertible debentures. We will continue to take necessary and prudent actions to meet that obligation and to provide operating flexibility in these uncertain times.

I am proud of the accomplishments of this Company, even while I am far from satisfied with our financial returns. We’re making excellent products that are right for the markets in which we compete. We have taken effective action to improve our relations with dealers in each segment of our business. Our operating costs are down, largely due to a successful focus on quality and reducing warranty costs. Our productivity is up as we have reengineered our products and streamlined our offerings. We have made considerable strides in the turnaround of the travel trailer division.

It’s exciting to imagine what we will be able to accomplish with a little help from the markets. We know from experience that we just need some stability in fuel prices and in the housing market to see a positive impact on our business. It’s likely, in fact, that, as a company that is in industries that have historically been viewed as leading economic indicators, we will experience improvements before many people realize that the economy is recovering.

Meanwhile, however, Fleetwood is operating in an environment where sales are still declining, and that will obviously have an impact on our first-quarter results. While we continue to cut costs, some of these measures, such as layoffs and short work weeks, carry their own burden, such as severance payments and lower efficiencies. Nonetheless, we will continue to invest in important initiatives for our businesses, including exciting new products, more efficient manufacturing, quality, new business opportunities and capable people.

Overall, we have a very different mix of businesses from most of our competitors, with leading positions in manufactured housing and motor homes and meaningful and growing positions in modular housing and travel trailers. With some of the changes we have made over recent years, we think that this is a good and balanced portfolio of businesses.

Similarly, we compete in a variety of geographic regions across the country. We can therefore mitigate the consequences of overdependence on any one line of business or region. As a result, we believe that we are better positioned than many of our rivals to face a very challenging fiscal 2009 and to continue to build toward a stronger future in the years beyond.

That concludes our remarks, and we will now take questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS) John Diffendal, BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

I wonder if you could help us with the recent restructuring moves you made. I think you mentioned the 20% layoff on the motor homes side and 15% travel trailers. I know there will be, as you say, costs associated from that. But what would you see as sort of the go-forward benefits in terms of either fixed costs taken out or utilization rate improvement? Just maybe talk about what that will deliver to the bottom line, these recent moves.

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

As far as going-forward run rate, much of our layoffs were related to factory hourly workers. We did have some office reductions on that, so I think the value of the run rate at the RV level is probably, on an ongoing basis, probably $500,000 a quarter, total.

John Diffendal - BB&T Capital Markets - Analyst

I guess turning to MH just for a second – this is my second and only other question — I guess we are waiting whether the housing bill will emerge and even be signed. I just wanted to get your thoughts on that, particularly in terms of what — if Title I, I guess, is buried within here. We’ve been waiting since before Thanksgiving for it. But any thoughts you have on that? And then secondly, I guess HUD recently approved a pretty big $350 million grant from Mississippi that could be important. Are you looking to participate with that? What are you hearing about that program?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

As far as the $350 million grant, we’re actually not hearing much out of that. I suspect that some of the manufacturers that have been participating in the MEMA production units for the last six months or so are maybe a little closer to that than we are because we were not participating in the MEMA. As far as the Title I, I think our entire industry believes that the FHA reform could significantly help us. I’ve heard numbers anywhere from 10% to 20% thrown around, and by some of the industry people that I believe and have a lot of faith in. So it could be significant for us, especially with the conditions as they are today.

John Diffendal - BB&T Capital Markets - Analyst

Who, other than Cavalier, was participating on MEMA? Do you remember that off the top of your head, Charlie?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

Who some of the manufacturers were?

John Diffendal - BB&T Capital Markets - Analyst

I know Cavalier did some. I’m trying to think who else did it.

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

John, I’d have to speculate a little bit. But Deer Valley —

John Diffendal - BB&T Capital Markets - Analyst

Mainly private companies?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

Some of the local guys in Alabama and Mississippi, primarily, one of the Patriot plants. I think a Cavco plant, and some of those guys right down in that particular geography.

Operator

Jay McCanless, FTN Midwest.

Jay McCanless - FTN Midwest Research - Analyst

I just want to say, first, congratulations on all the hard work that you all have done the last 45 days. You all have accomplished a lot in a very short time, so you’re to be congratulated. The first question I have, though, is kind of biting back on that a little bit, is to ask if there’s not more to go. If I’m reading the numbers right, if I add back the warranty reserves back to the travel trailer gain this quarter, it looks like it would have been an operating loss for the quarter. Is that correct?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

That’s correct, Jay.

Jay McCanless - FTN Midwest Research - Analyst

How much – with the new layoffs that we’ve had, how much closer are we to a breakeven rate with travel trailers?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

If you look at our quarter-over-quarter results, material improved by about 1% of sales from year over year. Labor improved fairly significantly, at about 3.5% of sales year over year. We continue to improve our efficiencies even in the market that we are in today. Our labor efficiencies so far this quarter continue to run at better rates than last quarter. So there’s a lot of things heading in our direction that are favorable based on a lot of the changes we continue to work on in our business. So the recent layoffs will have some impact, but most of it’s going to be done by internal operational efficiencies.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

That – while we’ll show improvement, we’re still probably a couple of quarters from solid profitability there.

Jay McCanless - FTN Midwest Research - Analyst

Okay. What about other industry participants, both dealers and other manufacturers? Are we seeing a pickup in the number of bankruptcies, et cetera? Is there any type of repurchase liability we need to worry about if the RV industry takes yet another leg down?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

There are all kinds of rumors about manufacturers, but we haven’t seen anything specific recently. Interestingly enough, while we have had some repurchases in each business unit, the net costs have been relatively small as these units have been moved to other retailers or other dealers. And so we’re actually very pleasantly surprised at the lack of the level of repurchases that we are experiencing.

Jay McCanless - FTN Midwest Research - Analyst

My last question is a little more hypothetical. If – using the funds that you have now, is there anything preventing Fleetwood from settling the 5% convertibles at the end of this year, settling all of those in stock and using the extra funds that you’ve accumulated now to go in and pay down a portion or perhaps all of the 6% debentures that you have out there?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

Let me see if I understood your question, Jay. You were asking if there was anything to prevent us from doing that?

Jay McCanless - FTN Midwest Research - Analyst

Yes. If you settled the 5%’s 100% in stock, and then used the funds that you built through the offering yesterday and the other cash from the sales to go out and retire a portion of the 6%, are you prevented from doing that?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

I don’t believe we are.

Jay McCanless - FTN Midwest Research - Analyst

Is that a possibility to — is that one of the options that’s on the table, or is everything still on the table?

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

Really, we do prefer to stay pretty flexible with regard to our alternatives. I think that in general we intend on using a significant amount of cash to retire the 5%’s. And retiring some of the 6%’s at — would be kind of a tricky thing. If our liquidity significantly improves and we don’t use that liquidity for the 5%’s, I suspect it would narrow the discount on the 6%’s. So executing the kind of strategy that you’re talking about could be fairly tricky, I would think.

Jay McCanless - FTN Midwest Research - Analyst

Okay. I didn’t know if there was anything in terms of covenants, et cetera, that would prevent you from doing that.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

I don’t think there’s anything that would legally prevent us from attempting to do something like that, but I think we’ve been pretty straightforward that the intention of a lot of our money-raising activities has really been directed toward using that cash to retire the 5%’s.

Operator

(OPERATOR INSTRUCTIONS) Barry Vogel, Vogel & Associates.

Barry Vogel - Barry Vogel & Associates - Analyst

Good afternoon, ladies and gentlemen. Elden, I know you’ve been fighting very hard to turn around the Company from when you returned. The good news is, you’ve been consolidating like crazy and lowering your breakevens for the last several years. But obviously, no one could have counted on $140 barrels of oil, I don’t think, a couple of years ago. So I’m making the assumption that, unless something changes over the next 12 months at least, the RV business is going to be under great pressure. And there’s just so much cutting you can do to stay in the business. So, as far as your additional sales of properties or assets, can you give us a list of assets that are currently for sale, give us some idea of what the book values are on the balance sheets and what other assets could theoretically be sold to make sure you survive?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Okay. I’ll let Boyd get into the asset list and properties and that. But I would like to say that fuel prices certainly are going to impact the RV industry long-term and I believe will bring about a change in the type of products and model mix that we have to offer in terms of more efficient, lighter-weight products. And we are working on those things very diligently, and we’ve seen additions to our product lineup over the last year of products along those lines. So, while I believe, long-term, the RV industry is very viable, it probably from a product standpoint will look significantly different than it has, say, over the last couple of decades. As far as what we have available in terms of assets and that, I’ll let Boyd get into the real estate.

Boyd Plowman - Fleetwood Enterprises, Inc. - CFO

Barry, there are a couple of things — well, one thing that we previously announced, we do intend on pursuing, and in fact we are actively pursuing, some mortgage financing on certain of our operating facilities, and we’ve previously indicated that we estimate that will bring somewhere between $25 million and $30 million in proceeds from that financing. With regard to idle real estate, the market value of idle real estate that we currently have on the market is roughly $25 million. The book value of that real estate is fairly significantly below that number, but I don’t have the book value of it right at my fingertips. Those are — I hope that addresses your question. And it’s a fairly diverse list that comprises that $25 million. It’s scattered around the country. There’s maybe a little bit of a preponderance of value, if not numbers of properties, along the Pacific Coast.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. And Elden, going back to the RV business for a second, was there any reason why C’s were up 21% in the fourth quarter?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Yes, and it relates to the product that we started to introduce, as Paul indicated, several quarters ago, in more competitively priced Class C products and the addition of the Sprinter high-mileage, more efficient units.

Barry Vogel - Barry Vogel & Associates - Analyst

How many Sprinters did you sell in the quarter?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Paul, do you have a number there?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

Barry, I don’t have that number in front of me, but our numbers continue to grow. As we introduced that product last year, the numbers continue to grow.

Barry Vogel - Barry Vogel & Associates - Analyst

So having the Sprinter is absolutely helping you versus not having it?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

It’s certainly helping and will help even more in the future. The thing that’s probably helping us more is the product that we’ve had in the marketplace a little longer, and that’s the lower-price, more affordable conventional Class C’s.

Barry Vogel - Barry Vogel & Associates - Analyst

As far as these announcements by Ford and General Motors, several people have told me that they’re very concerned about the lack of chassis, potentially. What is your take on that?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

I think the industry, given what has happened over the last number of months and the slowdown, my anticipation would be, most manufacturers are fairly safe right now with numbers of chassis, so less of a concern at this point in time.

Operator

At this time, we have no further questions.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Okay. Thank you very much, all, for joining us and we look forward to speaking to you again next quarter.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

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